EXHIBIT 5.1
HOGAN & HARTSON L.L.P.
555 THIRTEENTH STREET, N.W.
WASHINGTON, D.C. 20004
March 3, 2006
Board of Directors
Western Alliance Bancorporation
2700 West Sahara Avenue
Las Vegas, Nevada 89102
Ladies and Gentlemen:
      We are acting as special counsel to Western Alliance Bancorporation, a Nevada corporation (the “Company”), in connection with its registration statement on Form S-4 (SEC File No. 333-131867), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed offering of up to 3,764,120 shares of the Company’s common stock, par value $0.0001 per share (the “Acquisition Shares”), to shareholders of Intermountain First Bancorp, a Nevada corporation (“IFB”). The Acquisition Shares are being offered in connection with the merger (the “Merger”) of IFB with and into the Company, as contemplated by the terms of the Agreement and Plan of Merger by and between the Company and IFB, dated as of December 30, 2005 (the “Merger Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
      For purposes of this opinion letter, we have examined copies of the documents listed on Schedule 1 hereto (the “Documents”).
      In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including facsimile copies). As to all matters of fact relevant to the opinions expressed and other statements made herein, we have relied on the representations and statements of fact made in the Documents, we have not independently established the facts so relied on and we have not made any investigation or inquiry other than our examination of the Documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
      This opinion letter is based as to matters of law solely on the Nevada Corporations Law, Nevada Revised Statutes, Chapter 78, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Nevada Corporations Law, as amended,” includes the statutory provisions contained therein, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws.
      Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) the effectiveness of the Registration Statement, (ii) the effectiveness of the Merger pursuant to the Merger Agreement, and (iii) the issuance of the Acquisition Shares in accordance with the terms and conditions of the Merger Agreement, the Acquisition Shares will be validly issued, fully paid and nonassessable.
      This opinion letter has been prepared solely for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
      We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the proxy statement/prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
                                                       Very truly yours,
                                                       /s/ HOGAN & HARTSON L.L.P.

Schedule 1

1.	An executed copy of the Registration Statement.

2.	The Amended and Restated Articles of Incorporation of the Company, as certified by the Secretary of State of the State of Nevada on March 3, 2006 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4.	An executed copy of the Merger Agreement.

5.	Resolutions of the Board of Directors of the Company adopted at a meeting held on December 28, 2005, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the approval and the Merger Agreement and the issuance of the Acquisition Shares and arrangements in connection therewith.